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                                  Exhibit 10.1

                          ANCHOR DISTRIBUTION AGREEMENT

This agreement (the "Agreement") is made and entered into as of _______________, 2000, between Microsoft Corporation ("Microsoft"), with offices at One Microsoft Way, Redmond, WA 98052-6399 and Netivation.com (the "Company"), with offices at 806 West Clearwater Loop, Suite N, Post Falls, ID 83854. Microsoft and Company agree as follows:

SECTION 1.        DEFINITIONS

         "COMPANY LOGO" means the Company logo(s) and trademark(s) provided to Microsoft for use in connection with the Service.

         "CONTENT" means material provided by Company to Microsoft, including, but not limited to, advertisements, promotional banners and the Newsletter.

         "COPY" means a single email delivered to a specific Subscriber consisting of a reproduction (in whole or in part) of a specific version of the Newsletter and/or hypertext link to the Newsletter.

         "IPRS" means trade secrets, patents, copyrights, trademarks, service marks, trade names, know-how, moral rights, rights of publicity and privacy, and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

         "NEWSLETTER" means the publications to be provided by Company to Microsoft, Copies of which will be distributed to Subscribers via the Service.

         "REGISTRATION PAGES" means those web pages that are displayed to users of the U.S. English language Hotmail service in a manner to permit such users to register to receive the Copies and other third party content via the Service.

         "SERVICE" means the WebCourier Service whereby a person registering or registered for a U.S. English language Hotmail email account may also register to receive third party content via the Hotmail service.

         "SUBSCRIBER" means a Hotmail account that has consented to receiving the Newsletter.

SECTION 2.        MICROSOFT OBLIGATIONS

         2.1 SERVICE. Microsoft will provide Company with placement on the Registration Page consisting of Newsletter name, for which the Newsletter name will link to a hide-and-seek functionality which displays the Company Logo and a text description of the Newsletter. Company will be listed as an "Anchor Provider" in the Politics category ("Category"). Microsoft may modify the Registration Pages (including, without limitation, Category names) from time to time, provided that Company receives reasonably comparable placement on such revised pages as specified herein.

         2.2 PROVIDERS. The Newsletters of not more than one (1) "Premier Provider" and [confidential information filed separately with the SEC] "Anchor Providers" may be referenced in the Category. The "Premier Provider" will receive the most prominent placement in the Category, and each "Anchor Provider" will receive placement in descending order [confidential information filed separately with the SEC] by such "Anchor Provider" to Microsoft to appear in such category.

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         2.3 DISTRIBUTION. Subject to paragraph 3.1, Microsoft will deliver
Copies to Subscribers according to such schedules as mutually agreed upon by Company and Microsoft. Company may change the schedule pursuant to which the Copies are distributed to Subscribers by giving Microsoft written notice of the requested change at least fifteen (15) business days prior to the scheduled change. Company may not schedule Copies of more than one Newsletter to be distributed in any twenty-four (24) hour period.

         2.4 POLITICS ADVERTISEMENT. Microsoft will provide Company with a permanent advertisement approximately one-third (1/3) of the page beginning below the header in the right column on the MSN Politics home page and appropriate story level pages designated by Microsoft (collectively, "Politics Ad"). Company may alternate the elements and text within the Politics Ad, however, such Content shall be subject to prior approval by Microsoft. The Politics Ad (including the site to which the ad links) must identify Company as the purchaser of the advertisement. Specifications for the material elements that Company must include in the Politics Ad and any link are attached hereto as Exhibit A, and Company agrees that all submissions will comply with all such applicable elements.

         2.5 ADVERTISING IMPRESSIONS. Microsoft will provide Company with the following advertising impressions ("Impressions"):

                  (a) [Confidential information filed separately with the SEC] Impressions which shall be distributed between various Microsoft properties, at Microsoft's sole discretion; and

                  (b) [Confidential information filed separately with the SEC] Impressions which shall appear on MSNBC.

Impressions consist of a combination of banners (in rotation with other companies), e-mail advertisements (within the text of the e-mail), advertorials and any other advertising inventory elements greed upon by the parties. Such Impressions may not be redeemed for cash and will expire at the end of the Term. Microsoft guarantees a minimum of [confidential information filed separately with the SEC] Impressions of the Political Ad. If Microsoft fails to deliver the agreed upon number of Impressions during the Term, Company's sole remedy for such failure will be the extension of the Term until the agreed upon number of Impressions (or other Impressions as the parties may agree) are provided. Company may purchase additional advertising impressions during the Term at Microsoft's then-current rate card. Company will create and deliver to Microsoft all promotional banners for review at least ten (10) days prior to the first run date for such banner as designated by Company. All promotional banners shall meet all specifications and submissions requirements provided by Microsoft.

SECTION 3.        COMPANY OBLIGATIONS

         3.1 DELIVERY AND SPECIFICATIONS. Company will deliver the Newsletter to Microsoft at a specified URL, and on a delivery schedule agreed upon by the parties in writing. The Company Logo, Newsletter text description and the Newsletters are all subject to specifications and submissions guidelines (as applicable) established by Microsoft and set forth in Exhibit B, as the same may be modified from time to time by Microsoft upon notice. Company will deliver the Company Logo and Newsletter text description to Microsoft in the manner directed by Microsoft. Company acknowledges that time is of the essence in providing the foregoing to Microsoft, and the Company's failure to meet the foregoing timing requirements or any applicable specifications may delay or prevent delivery of Copies hereunder.

         3.2 LICENSE. Company hereby grants Microsoft a world-wide, non-exclusive, royalty-free license to:

                  (a) reproduce, promote, market, distribute, display, transmit, download, upload, edit, modify and otherwise use the Newsletter to fulfill Microsoft's obligations under this Agreement; and

                  (b) reproduce, display, transmit and otherwise use the Company Logo and Newsletter text description in connection with (i) providing the Service and Newsletter to Subscribers, and (ii) marketing and promoting the Service and Newsletter.

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         3.3 LIMITATIONS. The Content may not contain, promote, market, advertise, distribute, offer to distribute, link (either directly or, if with the knowledge of Company, indirectly) to or otherwise related to content that:

                  (a) is inappropriate, obscene, defamatory, profane, indecent or unlawful;

                  (b) infringes or misappropriates third party IPRs;

                  (c) constitutes "hate speech," whether directed at an individual or a group, and whether based upon the race, sex, creed, national origin, religious affiliation, sexual orientation or language of such individual or group;

                  (d) promotes or contains viruses, worms, corrupted files, cracks or other materials that are intended to or may damage or render inoperable software, hardware or security measures of Microsoft, Subscribers or any third party;

                  (e) facilitates gambling, or the sale or use of liquor, tobacco products or illicit drugs;

                  (f) facilitates, promotes or forwards pyramid schemes, chain letters or illegal contests; or

                  (g) otherwise restricts or inhibits any person's use or enjoyment of Hotmail or the Service.

The Newsletter may not contain, promote, market, advertise, distribute, or offer to distribute competing e-mail or newsletter products whether offered by Company or a third party (E.G., Lycos, Excite and other services designated by Microsoft). Microsoft may, but is under no obligation to, review the Content, and may refuse to host or make the Content available to MSN users in whole or in part if Microsoft determines that the Content violates the foregoing limitations, is not deemed appropriate for MSN users, or violates such other reasonable limitations as Microsoft may adopt from time to time. Failure by Microsoft to publish any Content does not constitute a breach of contract or otherwise entitle Company to any legal remedy. Microsoft reserves the right to refuse advertisements from third parties that require ads to be served from that third party's servers.

         3.4 SUBSCRIBER INFORMATION. All information regarding Subscribers collected through the Service constitutes Confidential Information (as that term is used in Section 9) of Microsoft, and is subject to the confidentiality requirements of Section 9. Notwithstanding the foregoing, information obtained by Company directly from Subscribers will not constitute Confidential Information of Microsoft and may be used by Company from time to time; provided, Company does not collect, use or disclose such information in any manner that identifies the subject as a Subscriber or Hotmail customer.

         3.5 CHANGES TO NEWSLETTER. Company will provide Microsoft with [confidential information filed separately with the SEC] prior written notice of any material change to the nature or intended audience of any Newsletter. [Confidential information filed separately with the SEC.]

SECTION 4.        CONSIDERATION

         4.1 ADVANCE. Company will prepay Microsoft an advance of the fees set forth in paragraph 4.2 in an amount equal to one million five hundred thousand dollars (U.S.$1,500,000) (the "Advance"). The Advance is a non-refundable, guaranteed payment to Microsoft. The Advance will be rendered to Microsoft in four (4) equal installments on a quarterly basis (i.e., every three (3) months during the Term). The first payment hereunder is due when this Agreement is signed and returned to Microsoft. Microsoft will invoice Company for the three
(3) remaining payments approximately thirty (30) days prior to the beginning of each subsequent quarter, and Company will pay such invoiced amounts on or before the

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first day of each such subsequent quarter. Notwithstanding the foregoing, upon termination or expiration of this Agreement, other than by Company pursuant to paragraph 5.2(b) or Microsoft pursuant to paragraph 5.3, Company will immediately pay Microsoft any amounts of the Advance not yet paid.

         4.2 FEE. Company will pay Microsoft the following fees as consideration for Microsoft distributing the Newsletter to Subscribers:

                  (a) for Newsletters scheduled to be distributed [confidential information filed separately with the SEC], one cent (U.S.$0.01) per Copy distributed to a Subscriber; and

                  (b) for Newsletters scheduled to be distributed [confidential information filed separately with the SEC], one and one-half cent (U.S.$0.015) per Copy distributed to a Subscriber.

         4.3 DISTRIBUTION AGREEMENT. On a quarterly basis (including, at the end of the Term), Microsoft will compare the fees accumulated for the Copies actually distributed hereunder against the Advance paid for such quarter (or the Term). If the fees incurred pursuant to paragraph 4.2 for the number of Copies actually distributed during such quarter (or the Term) are greater than the portion of the Advance paid for such quarter (or the Term), Microsoft will invoice Company for the difference at the applicable rates noted in paragraph
4.2. If at the end of the Term the fees (including the Advance) received by Microsoft hereunder exceed the amount of the fees incurred by Company for distribution of Copies hereunder, Microsoft will refund the difference to Company; except that in no event will Microsoft be required to refund or otherwise return to Company any portion of the Advance.

         4.4 INVOICE AND PAYMENT. Within thirty (30) days after the date of an invoice, Company will pay Microsoft all amounts owing pursuant to such invoice in readily available funds. Amounts not paid when due under this Agreement will accrue interest at a rate of one and one-half percent (1.5%), compounded on a monthly basis. Microsoft reserves the right to immediately suspend distribution of the Newsletter if Company fails to make timely payment of any amounts owing hereunder. All payments of amounts owing to Microsoft will be made at the following location or such other location designated by Microsoft in writing:

                  Microsoft Corporation
                  PO Box 7247 - 7123
                  Philadelphia PA  19170-7123

         4.5 REPORTS. Microsoft will provide Company with monthly reports setting forth the number of Subscribers receiving Copies and the total number of Copies delivered per month.

         4.6 TAXES. The fees, advances and other amounts owing to Microsoft pursuant to this Agreement do not include taxes or other governmental fees. Company will pay all taxes and other governmental fees arising out of or related to all transactions undertaken pursuant to this Agreement, other than taxes on Microsoft income and revenue, and will provide Microsoft with appropriate evidence of such payment upon request.

         4.7 AUDITS. Microsoft will maintain during the Term and for at least six (6) months thereafter all of its regular books of account relating to Copies distributed via the Service and amounts owing to Microsoft hereunder. If Company believes in good faith that Microsoft invoiced Company in excess of amounts actually owing pursuant to paragraph 4.2, Company will have the right at Company's sole expense to audit such books of account, subject to the following:
(a) Company will provide Microsoft with at least thirty (30) days' prior written notice of such audits; (b) audits may occur only during Microsoft's regular business hours, and at the location where such books of account are maintained by Microsoft or such other location reasonably specified by Microsoft; (c) Company will cooperate with Microsoft in good faith to avoid and limit any disruption of such audits to Microsoft's business and operations; (d) such audit will be conducted by an independent accounting firm, acceptable to Microsoft and compensated by Company in a manner that is not affected by the outcome of the audit (e.g., no contingency fees); (e) the auditors provide Microsoft with all results and other communications to Company related to the audit at the same time such

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auditors provide such communications to Company; (f) audits may not occur more than once, may not exceed three (3) consecutive days and must be completed within six (6) months after the end of the Term; (g) the auditors provide their final conclusions of the audit to Company and Microsoft simultaneously and within thirty (3) days after the last day of the audit. Any information disclosed to or otherwise learned by Company or its auditors in connection with an audit conducted pursuant to this paragraph constitutes Confidential Information (as the term is used in Section 9) of Microsoft and subject to the limitations on use set forth in paragraph 9.1.

SECTION 5.        TERM AND TERMINATION

         5.1 TERM. This Agreement is binding upon signature and the "Term" will be in effect for a period of twelve (12) months commencing upon January 14, 2000.

         5.2 TERMINATION. Either party may immediately terminate this Agreement:
(a) [confidential information filed separately with the SEC]; or (b) upon written notice if the other party breaches the Agreement in any material respect, and the breach remains uncured for a period of ten (10) days following the breaching party's receipt of written notice of the breach from the nonbreaching party.

         5.3 MICROSOFT TERMINATION. Notwithstanding paragraph 5.1, Microsoft may terminate this Agreement upon thirty (30) days' prior written notice if Microsoft ceases to offer the Service. In such a case, Microsoft will return to Company a pro rata portion of the Advance actually paid to Microsoft (less any additional fees incurred by Company hereunder). If fees incurred by Company hereunder exceed the amount of the pro rated Advance actually paid to Microsoft as of the date of termination, Microsoft will invoice, and Company will promptly pay, any additional amounts owing hereunder.

         5.4 SURVIVAL. This paragraph and Sections 3.4 (Subscriber Information), 4 (Consideration), 6 (Representations and Warranties), 7 (Indemnification), 8 (Limitation of Liability), 9 (Confidentiality), and 10 (General) shall survive any termination of this Agreement, together with all obligations, rights and causes of action that may have accrued prior to termination, along with any other provisions that might reasonably be deemed to survive such termination.

SECTION 6.        REPRESENTATIONS AND WARRANTIES

         6.1 COMPANY. Company represents and warrants that:

                  (a) Company has the full corporate rights, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

                  (b) Company's execution and performance of this Agreement do not and will not violate any agreement to which Company is a party or by which Company is otherwise bound, or any applicable law, rule or regulation;

                  (c) the Content and Company Logo do not and will not violate any third party IPRs or give rise to any obligation for the payment of any sums to any third party by Microsoft or Microsoft's successors in interest;

                  (d) the Content (in whole or in part) and Company Logo do not and will not violate the limitations set forth in paragraph 3.3;

                  (e) it will not harvest or otherwise collect through the Service information about Subscribers, including e-mail addresses, without Subscribers' express consent.

                  (f) it will not link the Service or Hotmail to any unsolicited communication sent to any third party, or otherwise use or mention the Service or Hotmail in connection with any such unsolicited communication; and

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                  (g) it has in effect a privacy policy that is available online to Subscribers and that meets or exceeds the applicable standards of an industry recognized online privacy organization (e.g., the TRUST E Program, BBB ONLINE), and it will adhere to the information gathering, dissemination, privacy protection and other practices specified in such privacy policy.

         6.2 MICROSOFT: Microsoft represents and warrants to Company that it has the full corporate rights, power and authority to enter into this Agreement and to perform the acts required of it hereunder.

         6.3 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICE, NEWSLETTER, HOTMAIL, AND ANY MATERIALS OR OTHER SERVICES PROVIDED BY OR ON BEHALF OF MICROSOFT PURSUANT TO THIS AGREEMENT ARE PROVIDED "AS IS" AND WITH ALL DEFECTS. MICROSOFT HEREBY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, OF FITNESS FOR A PARTICULAR PURPOSE, WORKMANLIKE EFFORT, MERCHANTABILITY, TITLE, NONINFRINGEMENT, COMPATIBILITY, SECURITY, AND CONDITION OR OPERATION OF THE FOREGOING, MICROSOFT DOES NOT WARRANT THE CONTINUED OR UNINTERRUPTED OPERATION OF THE INTERNET, SERVICE, OR HOTMAIL.

SECTION 7.        INDEMNIFICATION

         7.1 COMPANY. The Company will indemnify and hold harmless Microsoft against, and will defend or settle at the Company's expense, any and all actions, claims, liabilities, losses, damages, costs, expenses, judgments and penalties, including but not limited to reasonable attorneys' fees, or other proceeding brought by third parties against Microsoft to the extent based on a claim that, if true would (a) result from any misrepresentation or breach of representation or warranty of the Company contained herein, or (b) result from any breach of any covenant or agreement to be performed by Company hereunder.

         7.2 MICROSOFT. Microsoft will indemnify and hold harmless the Company against, and will defend or settle at Microsoft's expense, any action actions, claims, liabilities, losses, damages, costs, expenses, judgments and penalties, including but not limited to reasonable attorneys' fees, or other proceeding brought by third parties against Company to the extent based on a claim that, if true would (a) result from any misrepresentation, or breach of representation or warranty of Microsoft contained herein, or (b) result from any breach of any covenant or agreement to be performed by Microsoft hereunder.

         7.3 PROCEDURE. The party to be indemnified, defended and held harmless pursuant to paragraph 7.1 or 7.2 will: (a) provide the indemnifying party with prompt written notice of any such claim, (b) permit the indemnifying party to assume and control the defense of such action, and (c) not enter into any settlement or compromise of any such claim without the indemnifying party's prior written consent (not to be unreasonably withheld). The indemnifying party will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees and costs) awarded or incurred by the indemnified party in any such action or proceeding attributable to any such claim. The indemnified party may also retain counsel at its own expense in connection with the defense or settlement of any such claim.

SECTION 8.        LIMITATION OF LIABILITY

         8.1 LIMITATION OF REMEDIES. EXCEPT TO THE EXTENT ARISING PURSUANT TO
SECTION 7 OR A BREACH OF SECTION 9, UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, PROFITS, ACCOUNTS OR LOST BUSINESS, AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

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         8.2 LIMITATION OF DAMAGES. EXCEPT TO THE EXTENT ARISING PURSUANT TO
SECTION 7 OR A BREACH OF SECTION 9, UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES IN EXCESS OF AMOUNTS ACTUALLY PAID AND OWING TO MICROSOFT HEREUNDER.

SECTION 9.        CONFIDENTIALITY

The parties acknowledge and agree that the Microsoft Non-Disclosure Agreement dated as of November 4, 1999 ("NDA") entered into by and between the parties applies to this Agreement as if fully set forth herein and that all of the terms of this Agreement (including but not limited to its existence) and all discussions and negotiations related thereto are considered Confidential Information (as that term is defined in the NDA) of Microsoft under the NDA.

SECTION 10.       GENERAL

         10.1 NOTICES. All notices and requests in connection with this Agreement will be deemed given (a) when personally delivered, (b) when delivered by facsimile (followed by delivery of the original in the United States mail, postage prepaid, certified or registered, return receipt request) or telex, (c) the next business day following delivery to a nationally recognized courier service guarantying next-day delivery, or (d) five (5) business days after being placed in the United States mail, postage prepaid, certified or registered, return receipt requested, as follows:

Notice to Company:                            Notices to Microsoft:
------------------                            ---------------------

Netivation.com, Inc.                          Microsoft Corporation
806 West Clearwater Loop, Suite N             One Microsoft Way
Post Falls, ID  83854                         Redmond, WA  98052-6399
Attn:  Tony Paquin                            Attn:  Cyrus Krohn

Telephone:___________________                 Telephone:  (425) 705-2179
Fax:________________________                  Fax:  (425) 936-7329

Copy to:                                      Copy to:

Netivation.com, Inc.                          Microsoft Law & Corporate Affairs
806 West Clearwater Loop, Suite N             One Microsoft Way
Post Falls, ID  83854                         Redmond, WA  98052
Fax:_________________________                 Fax:  (425) 936-7329
Attn:  Legal Department                       Attn:  Gregory Ritts

or to such other address as the party to receive the notice or request so designates by at least ten (10) days' prior written notice to the other party.

         10.2 INDEPENDENT CONTRACTOR. Company is an independent contractor, and nothing in this Agreement will be construed as creating an employer-employee relationship, partnership, or joint venture between the parties.

         10.3 GOVERNING LAW. This Agreement will be governed by the laws of the State of Washington. Company hereby irrevocably consents to the personal jurisdiction of, and exclusive venue for any legal proceeding commenced by or on behalf of Company in, the state and federal courts sitting in King County, Washington, USA. In any suit or action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys' fees.

         10.4 ASSIGNMENT. Company may not assign, sub-license, transfer, encumber or otherwise dispose of this Agreement without Microsoft's prior written approval. Any attempted assignment, sub-

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license, transfer, encumbrance or other disposal of this Agreement by Company without Microsoft's prior written approval will be void and will constitute a material default and breach of this Agreement. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties' successors and lawful assigns.

         10.5 PUBLICITY. No press releases, public statements, promotions or advertising concerning the existence of this Agreement, shall be made or released in any medium except with the prior written approval of both parties except as follows:

                  (a) Either party may, at any time, make announcements which are required by applicable law, regulatory bodies, stock exchange or stock association rules, so long as the announcing party notifies the non-announcing party of such requirement and discusses in good faith the exact wording of any such announcement;

                  (b) Microsoft will have the right to distribute a general press release regarding the Service and Company's participation therein without Company's approval;

         10.6 EXCLUSIVITY. This Agreement is non-exclusive and the parties shall be free to enter into agreements with other parties comprising technologies and products within the scope of this Agreement.

         10.7 HEADINGS. The section headings used in this Agreement are intended for convenience only and will not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

         10.8 MODIFICATION. This Agreement may not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Company and Microsoft by their respective duly authorized representatives.

         10.9 WAIVER. No waiver of any breach of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by the waiving party.

         10.10 SEVERABILITY. To the extent that any provision of this Agreement conflicts with governing law or any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (a) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

         10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one agreement.

         10.12 ENTIRE AGREEMENT. Subject to Section 9, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications between the parties.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date written above.

Microsoft                                Company
MICROSOFT CORPORATION                    NETIVATION.COM, INC.
One Microsoft Way                        806 West Clearwater Loop, Suite N
Redmond, WA  98052-6399                  Post Falls, ID  83854

By                                       By
  -----------------------------------      -------------------------------------
(Sign)                                   (Sign)

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-------------------------------------    ---------------------------------------
Name (Print)                             Name (Print)

-------------------------------------    ---------------------------------------
Title                                    Title

-------------------------------------    ---------------------------------------
Date                                     Date

                                         ---------------------------------------
                                         Company's Federal Employer ID Number

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